Exhibit 99.01

Neuralstem Presents NSI-189 Preclinical Neurocognitive Benefits at the Radiation Research Society Annual Meeting

NSI-189 Shows Reversal of Radiation-induced Cognitive Deficits

GERMANTOWN, Md., Oct. 20, 2016 (GLOBE NEWSWIRE) -- Neuralstem, Inc. (Nasdaq:CUR), a biopharmaceutical company focused on the development of central nervous system therapies based on its neural stem cell technology, announced the presentation of the poster entitled, “Reversal of radiation-induced cognitive impairment by oral administration of a neurogenic small molecule compound NSI-189,” at the Radiation Research Society Annual Meeting on October 19th. The preclinical study data concluded that NSI-189 provided treatment benefits in the reversal of radiation-induced cognitive deficits.

Research led by Charles Limoli, Ph.D. at University of California, Irvine, showed that treatment of gamma-irradiated rats with NSI-189 daily for 30 days ameliorated radiation-induced impairments in hippocampal- and frontal cortex-dependent episodic and spatial memory functions. Additionally, NSI-189 treatment preserved hippocampal neurogenesis at the pre-irradiation level. Adult rats (n=16/group) were irradiated with clinically relevant dose of cranial irradiation, and then 24-hours later, were started on oral administration of either placebo, or NSI-189 (30mg/kg/day), for 30 days. They were periodically assessed by multiple cognitive tasks The animals on placebo showed significant impairments in performances across all tasks, an effect that was reversed by treatment with NSI-189.

“These new data suggest NSI-189’s potential applicability to protect the brain against permanent cognitive impairment in cancer patients undergoing radiation therapy,” said  Dr. Limoli, Professor, Radiation Oncology, University of California, Irvine.

“We are excited by the prospect of extending NSI-189’s neurogenic benefits to improving cognition, added Dr. Karl Johe, Ph.D., Chief Scientific Officer of Neuralstem, and a study author. “After observing NSI-189’s encouraging results in Phase 1b major depressive disorder (MDD) study, we are currently evaluating its potential efficacy as an antidepressant in a larger Phase 2 MDD study. With these new preclinical data, we now plan to explore NSI-189’s utility to treat or protect against cognitive impairment in various indications, such as radiation-induced brain injuries incurred during cancer treatment.”

Radiation therapy (RT) is standard treatment for cancers in the brain and is associated with cognitive dysfunction, particularly in children, resulting in loss of working memory or  progressive dementia.

To see the poster, please go visit publications at Neuralstem.com.

About NSI-189

NSI-189, the lead compound in Neuralstem’s neurogenic small molecule program, is a proprietary, new chemical compound that stimulates neurogenesis, synaptogenesis and increases hippocampal volume, all of which are believed to be effective in reversing depression, enhancing cognition, and promoting neuroregeneration.  Neuralstem recently reported in vitro data showing that mouse hippocampal slices treated with NSI-189 produced a time- and concentration-dependent enhancement of both short-term potentiation (STP) and long-term potentiation (LTP). LTP and STP refer to strengthened communication between neurons and key components of synaptic plasticity, which play critical roles in memory formation and cognition.

About Neuralstem

Neuralstem's patented technology enables the commercial-scale production of multiple types of central nervous system stem cells, which are being developed as potential therapies for multiple central nervous system diseases and conditions.

Neuralstem’s technology enables the generation of small molecule compounds by screening hippocampal stem cell lines with its proprietary systematic chemical screening process.  The screening process has led to the discovery and patenting of molecules that Neuralstem believes may stimulate the brain's capacity to generate new neurons, potentially reversing pathophysiologies associated with certain central nervous system (CNS) conditions.

The company has completed Phase 1a and 1b trials evaluating NSI-189, a novel neurogenic small molecule product candidate, for the treatment of major depressive disorder or MDD, and is currently conducting a Phase 2 efficacy study for MDD.

Neuralstem's stem cell therapy product candidate, NSI-566, is a spinal cord-derived neural stem cell line. Neuralstem is currently evaluating NSI-566 in three indications: stroke, chronic spinal cord injury (cSCI), and Amyotrophic Lateral Sclerosis (ALS).

Neuralstem is conducting a Phase 1 safety study for the treatment of paralysis from chronic motor stroke at the BaYi Brain Hospital in Beijing, China.  In addition, NSI-566 was evaluated in a Phase 1 safety study to treat paralysis due to chronic spinal cord injury, as well as, a Phase 1 and Phase 2a risk escalation, safety trials for ALS.  Patients from all three indications are currently in long-term observational follow-up periods to continue to monitor safety and possible therapeutic benefits.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain.

Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2015, and filed with the Securities and Exchange Commission (SEC) on March 14, 2016, Form 10-Q for the period ended June 30, 2016, and in other reports filed with the SEC.

Contact:
Neuralstem – Investor Relations:
Danielle Spangler
301.366.1481

Planet Communications - Media Relations:
Deanne Eagle
917.837.5866